UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2015

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Houston Center, 909 Fannin Street, Suite 3100

Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement of Series A Preferred Stock

As previously disclosed, MRC Global Inc. (the “Company”) and an affiliate of Cornell Capital LLC, Mario Investments LLC, a Delaware limited liability company (the “Purchaser”), entered into a Purchase Agreement (the “Purchase Agreement”) on May 19, 2015, pursuant to which the Company agreed to issue and sell to the Purchaser an aggregate of 363,000 shares of its Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $363 million, or $1,000 per share, in a privately negotiated transaction (the “Private Placement”). The Purchase Agreement was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 19, 2015.

On June 10, 2015, the Company and the Purchaser closed the Private Placement (the “Closing”), and the Company issued to the Purchaser an aggregate of 363,000 shares of its Series A Preferred Stock for net proceeds of approximately $356 million after giving effect to transaction-related expenses. The Company intends to use the net proceeds to repay outstanding indebtedness.

Certificate of Designations of the Series A Preferred Stock

On June 10, 2015, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”) creating the Series A Preferred Stock and establishing the designations, preferences, and other rights of the Series A Preferred Stock. The Certificate of Designations became effective upon filing.

The Series A Preferred Stock ranks senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Series A Preferred Stock has a stated value of $1,000 per share, and holders of Series A Preferred Stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of Series A Preferred Stock are entitled to vote together with the holders of the Common Stock as a single class, in each case, on an as-converted basis, except where a separate class vote of the common stockholders is required by law. Holders of Series A Preferred Stock have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

The Series A Preferred Stock is convertible at the option of the holders at any time after the Closing into shares of Common Stock at an initial conversion rate of 55.9284 shares of Common Stock for each share of Series A Preferred Stock, which represents an initial conversion price of approximately $17.88 per share of Common Stock, subject to adjustment. On or after the fifth anniversary of the Closing, the Company will have the option to redeem, in whole but not in part, all the outstanding shares of Series A Preferred Stock, subject to certain redemption price adjustments on the basis of the date of the conversion. At the election of the Company, the Series A Preferred Stock will be convertible, in whole but not in part, into the relevant number of shares of Common Stock on or after the 54th month after the Closing if the last reported sale price of the Common Stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate is subject to customary anti-dilution and other adjustments.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

The Shareholders’ Agreement

In connection with the Closing, on June 10, 2015, the Company and the Purchaser entered into a Shareholders’ Agreement, establishing the obligations, rights and privileges of the parties with respect to the Series A Preferred Stock, including but not limited to the following:

Observer Rights; Director Designation Rights

For so long as the Purchaser maintains at least 33% of its original investment percentage in the Company, the Purchaser will have the right to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the board of directors of the Company (the “Board”), subject to certain exceptions and, following the third anniversary of the Closing, to designate one person to serve as a director on the Board. The Purchaser will also have certain Board representation rights if dividends payable on the Series A Preferred Stock are in arrears for six or more quarterly periods.

Restrictions on Transfer

The Shareholders’ Agreement contains certain restrictions on the Purchaser in connection with the transfer of the Series A Preferred Stock and the Common Stock issued upon conversion of such Series A Preferred Stock. During the five-year period following the Closing, the Purchaser will not transfer the Series A Preferred Stock, except for certain permitted transfers. In addition, other than in connection with certain permitted transfers, the Purchaser will not transfer shares of Common Stock issued upon the conversion of the Series A Preferred Stock to any person which would hold, following the transfer, more than 4.9% of the Common Stock (prior to the fifth anniversary of the Closing) or more than more than 14.9% of the Common Stock (on and after the fifth anniversary of the Closing).

Registration Rights

In addition, the Purchaser has certain registration rights, including customary demand and piggyback registration rights in respect of the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion of the Series A Preferred Stock. The Shareholders’ Agreement contains customary terms and conditions with respect to registration right, including indemnification obligations. If the Company does not fulfill certain obligations under the Shareholders’ Agreement, the Company will be required to pay certain liquidated damages to the holders of the Series A Preferred Stock.

Standstill

During the five years following the Closing, the Purchaser will not, among other things, acquire any equity securities of the Company or its subsidiaries, enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or its subsidiaries, participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or form, join or in any way participate in a group with respect to the voting of any securities of the Company. The standstill will terminate when the Purchaser’s ownership percentage in the Company falls below 10%.

The foregoing description of the Shareholders’ Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholders’ Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Credit Facility Amendments

On June 11, 2015, the Company and certain of its subsidiaries modified the terms of (a) their global asset-based lending facility, pursuant to a Second Amendment among the Company, the subsidiaries of the Company party to thereto as borrowers and guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent, security trustee and collateral agent (the “Second ABL Amendment”), and (b) their senior secured term loan B, pursuant to a Second Amendment among the Company, McJunkin Red Man Corporation, as the borrower, the subsidiaries of the Company party thereto as guarantors, the lenders party thereto, Bank of America, N.A., as administrative agent, and U.S. Bank National Association, as collateral trustee (the “Second Term Loan Amendment”), in each case in order to, among other things, provide the Company with additional basket capacity to pay dividends to the holders of the Series A Preferred Stock.

The foregoing description of the Second ABL Amendment and the Second Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the Second ABL Amendment and the Second Term Loan Amendment, copies of which are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Second ABL Amendment and the Second Term Loan Amendment are incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Private Placement are incorporated into this Item 3.02 by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Private Placement, the execution of the Shareholders’ Agreement and the effect of the Series A Preferred Stock on certain rights of the holders of Common Stock are incorporated into this Item 3.03 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Certificate of Designations are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 10, 2015, the Company issued a press release relating to the closing of the Private Placement. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in the press release is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock of MRC Global Inc.

10.1	Shareholders’ Agreement, dated June 10, 2015, by and between MRC Global Inc. and Mario Investments LLC.

10.2	Second Amendment, dated as of June 11, 2015, to the Second Amended and Restated Loan, Security and Guarantee Agreement, dated as of July 18, 2014, by and among McJunkin Red Man Corporation, Greenbrier Petroleum Corporation, McJunkin Red Man Development Corporation, Midway – Tristate Corporation, Milton Oil & Gas Company, MRC Management Company, Ruffner Realty Company and The South Texas Supply Company, Inc., as U.S. Borrowers and Guarantors, MRC Global Inc., as a guarantor, MRC Global Australia Pty Ltd, as Australian borrower, MRC Transmark NV, as Belgian borrower, MRC Global ULC (f/k/a MRC Canada ULC), as Canadian borrower, MRC Transmark B.V., as Dutch borrower, MRC Global Norway AS, MRC Solberg & Andersen AS, MRC Energy Piping AS, and MRC Teamtrade AS, as Norwegian borrowers, MRC Flangefitt Limited, MRC Transmark Limited, and MRC Transmark (Dragon) Limited, as UK borrowers, any other borrowers party thereto from time to time and certain persons party thereto from time to time as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent, security trustee and collateral agent.

10.3	Second Amendment, dated as of June 11, 2015, relating to the Second Amended and Restated Term Loan Credit Agreement, dated as of June 11, 2015, by and among McJunkin Red Man Corporation, as the borrower, MRC Global Inc., as guarantor, the other subsidiary guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, and U.S. Bank National Association, as collateral trustee.

99.1	Press Release, dated June 10, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2015

MRC GLOBAL INC.

	By:	/s/ James E. Braun
James E. Braun
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock of MRC Global Inc.

10.1	Shareholders’ Agreement, dated June 10, 2015, by and between MRC Global Inc. and Mario Investments LLC.

10.2	Second Amendment, dated as of June 11, 2015, to the Second Amended and Restated Loan, Security and Guarantee Agreement, dated as of July 18, 2014, by and among McJunkin Red Man Corporation, Greenbrier Petroleum Corporation, McJunkin Red Man Development Corporation, Midway – Tristate Corporation, Milton Oil & Gas Company, MRC Management Company, Ruffner Realty Company and The South Texas Supply Company, Inc., as U.S. Borrowers and Guarantors, MRC Global Inc., as a guarantor, MRC Global Australia Pty Ltd, as Australian borrower, MRC Transmark NV, as Belgian borrower, MRC Global ULC (f/k/a MRC Canada ULC), as Canadian borrower, MRC Transmark B.V., as Dutch borrower, MRC Global Norway AS, MRC Solberg & Andersen AS, MRC Energy Piping AS, and MRC Teamtrade AS, as Norwegian borrowers, MRC Flangefitt Limited, MRC Transmark Limited, and MRC Transmark (Dragon) Limited, as UK borrowers, any other borrowers party thereto from time to time and certain persons party thereto from time to time as guarantors, certain financial institutions, as lenders and Bank of America, N.A., as administrative agent, security trustee and collateral agent.

10.3	Second Amendment, dated as of June 11, 2015, relating to the Second Amended and Restated Term Loan Credit Agreement, dated as of June 11, 2015, by and among McJunkin Red Man Corporation, as the borrower, MRC Global Inc., as guarantor, the other subsidiary guarantors party thereto, the several lenders from time to time parties thereto, Bank of America, N.A., as administrative agent, and U.S. Bank National Association, as collateral trustee.

99.1	Press Release, dated June 10, 2015.